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                                  EXHIBIT 99.1
NEWS RELEASE                                   SLH CORPORATION
                                               5000 W. 95th Street, Suite 260
                                               Shawnee Mission, KS 66207
                                               Phone: (913) 652-1000
                                               Fax:   (913) 652-1025
FOR IMMEDIATE RELEASE:

March 31, 1998

Contacts:       Steve Fitzwater              John Ford
                Kim Schaefer                 Syntroleum Corporation
                SLH Corporation              (918) 592-7900
               (913) 652-1000

                           SLH AND SYNTROLEUM TO MERGE

       SHAWNEE MISSION, KS AND TULSA, OK - Syntroleum(R) Corporation, the developer and owner of a proprietary process for converting natural gas into synthetic crude oil, and SLH Corporation (NASDAQ: SLHO), which owns approximately 31% of Syntroleum, today announced that they have signed a definitive agreement to merge the two companies. The transaction, which is expected to close near the end of the second quarter of 1998, has been approved by the Boards of Directors of both companies.

       In the merger, all outstanding shares of Syntroleum common stock will be exchanged for shares of SLH common stock, all outstanding shares of SLH common stock will remain outstanding, the name of SLH will be changed to Syntroleum Corporation, and SLH management and six of the eight SLH directors will be replaced with Syntroleum management and directors. James R. Seward, President and Chief Executive Officer of SLH, and P. Anthony Jacobs, Chairman of SLH, who are currently directors of both companies, will remain as directors of the merged company.

       Under the merger agreement, each outstanding share of Syntroleum is to be converted into a number of SLH shares equal to an "implied" market value of Syntroleum common stock divided by the average market value of SLH common stock during the five trading days before the SLH meeting of shareholders. The implied market value of Syntroleum common stock will be SLH's market capitalization minus its March 31, 1998 stockholders' equity divided by the 5,950,000 shares of Syntroleum common stock that SLH now owns. If the exchange ratio had been calculated on SLH's average closing prices for the five trading days ended March 30, 1998, each of the 13,043,950 shares of Syntroleum stock not owned by SLH would be exchanged for 1.47 shares of SLH common stock based on SLH's estimated March 31, 1998 stockholder's equity of approximately $50 million. In which case, SLH stockholders would own approximately 34% of the combined company following the merger. Fairness opinions on the exchange ratio have been provided by Salomon Smith Barney to SLH, and by J. P. Morgan to Syntroleum.

       A principal purpose of the merger is to provide Syntroleum with access to the approximately $50 million of SLH's cash and other assets to fund Syntroleum's capital commitments to a gas-to-liquids (GTL) project being developed with Enron Capital & Trade Resources Corp., and a second
GTL project being developed with Texaco, Inc., and Brown & Root, Inc., as well as for continued research and development of process improvements and for general working capital.

       James R. Seward,  President  and Chief  Executive  Officer of SLH,  said,

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"This transaction is a clear vote of confidence by SLH in Syntroleum. One of the added benefits of this transaction is that as a public company, the global energy industry and the investment community will have access to significantly more information about Syntroleum, its technology, its business model and the benefits of joining its growing network of industry partners and licensees, which now include Texaco, Atlantic Richfield Company ("ARCO" ), Marathon Oil Company, an affiliate of Yacimientos Petroliferos Fiscales, S.A. ("YPF"), Enron, Kerr-McGee Corporation, Brown & Root, Inc., Bateman Engineering, Inc., Lyondell Petrochemical Company, AGC Manufacturing Services, AMEC Process and Energy Limited, ABB Power Generation Ltd., Catalytica Advanced Technologies and Criterion Catalyst Company, L.P."

       "This transaction should enable us to continue the growth and development of Syntroleum and the Syntroleum Process," said Mark Agee, President of Syntroleum. "We have long appreciated the tremendous support we have received from SLH and are pleased that with the recent favorable developments at SLH, we are now able to put our two companies together. We believe the combination of Syntroleum's technology and SLH's financial resources will provide a strong platform for future growth."

       The transaction is subject to shareholder approvals and customary closing conditions. Shareholder meetings to vote on the proposed merger will be scheduled as soon as a registration statement becomes effective with the Securities and Exchange Commission ("SEC") and proxy materials are finalized. SLH expects to file the registration statement and preliminary proxy materials with the SEC in April and hold shareholder meetings near the end of the second quarter of 1998.

       SLH is primarily engaged in promoting the development of Syntroleum and is also in the business of managing, developing and disposing of certain real estate and miscellaneous assets.

       THE OFFERING OF SLH COMMON STOCK IN CONNECTION WITH THE MERGER WILL ONLY BE MADE BY MEANS OF A PROSPECTUS. ACCORDINGLY, THIS PRESS RELEASE IS NOT INTENDED TO CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES.

This document contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate," "should," "hopeful" and similar expressions. They reflect management's beliefs and estimates of future economic circumstances and industry conditions, Company performance and financial results and are not guarantees of future performance. In particular, all statements relating to GTL plants using the Syntroleum Process are based on Syntroleum's experience in operating a pilot plant, laboratory data and numerous engineering feasibility studies, and no assurances can be given that commercial-scale GTL plants using the Syntroleum Process will achieve similar results. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, it can give no assurance that such expectations will be met. These and other forward-looking statements are based on many assumptions and factors, all of which may not be detailed in this document. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

  (R)Syntroleum is both a service mark and trademark of Syntroleum Corporation.

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